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                                                                   EXHIBIT 99.2

SEPTEMBER 28, 2005

NEWS RELEASE                                                FOR MORE: RON SCOTT
                                                                      339-5000


                       PEOPLES SAVINGS BOARDS OF DIRECTORS
                            APPROVE MERGER AGREEMENT

The Board of Directors for Peoples Ohio Financial Corporation (POHF), holding company, and the Board of Directors for Peoples Savings Bank
(Troy-Piqua-Clayton), have approved a definitive agreement to merge into MainSource Financial Group (MSFG) of Greensburg, Indiana.

Per terms of the definitive agreement, Peoples Ohio Financial shareholders will receive approximately $5.60 per share. The exact amount of cash or stock payable to Peoples' shareholders may be adjusted at the time of closing. In any event, 75% of the total consideration must be paid in shares of MainSource common stock and there may be allocations of cash or stock made to shareholders to ensure that this requirement is satisfied.

Additionally, the definitive agreement enables Peoples Saving Bank to become a chartered, stand-alone commercial bank providing opportunity for enhanced/new products and services.

Ron Scott remains president and chief executive officer of the bank... positions he has held for the past 16 years. He also will assume the role of chairman of the restructured bank board of directors that will retain local self-governance powers under MainSource ownership.

The timeline for the transition process is expected to extend into the first quarter of calendar 2006 with various regulatory approvals required as well as the approval of shareholders of Peoples Ohio Financial Corporation.

In making the announcement, Ron Scott stated that this action obviously is significant in light of the 115 years Peoples Savings Bank has served the local communities as an independent, local, community bank.

However, the challenges of remaining completely independent are very significant. He emphasized fluctuating interest rates, flat yield curve, intense local competition, costly/time-consuming bank industry regulations, sustainable earnings, and lack of stock liquidity as major hurdles for future success as an independent financial institution.


                                     -more-
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"Since 1890, Peoples has been "the local bank" and it has had to continually reinvented itself to remain current, innovative and profitable. We believe that our partnership with MainSource is the next logical, necessary step in that process," Scott said.

He also said that Peoples has achieved a merger/partnership relationship that creates significant value for shareholders and improved liquidity of stock.

He pointed out that customers and others would see minimal change in day-to-day operations with personnel, products, service, and local access remaining the same as much as possible.


"We believe that Peoples is a good fit with MainSource...As an organization, MainSource is simply a Peoples on a bigger scale...a financial services holding company comprised of small community banks which together can be more competitive. Troy is probably as large or larger than most communities MainSource currently serves," Scott explained.

James L. Saner, Sr., President and CEO, MainSource Financial Group, agrees that Peoples Savings Bank is great addition to the MainSource family of community banks.

"We are excited to have Peoples join our community banking group...our philosophies of the role of community banking are very much the same. Both organizations are focused on local service and access, local community involvement, and local decision-making," Saner said.

He added that Peoples' history of innovation and success made it an excellent choice to be the first community bank in Ohio to join MainSource. Saner added that his company is very impressed with the communities and markets which Peoples serves and with the current Peoples management/employee team who will be growing those markets.

While the name of Peoples Saving Bank is expected to change to MainSource Bank of Ohio when the merger is final (sometime in 2006), both Scott and Saner indicated that the small-town culture and commitment to service does not change.

Peoples Savings Bank has approximately $200 million in assets and has five banking centers, ATM locations and wealth management offices in Troy and Piqua (Miami County, Ohio) and in Clayton (Dayton/Montgomery County, Ohio). Peoples Ohio stock is traded over-the-counter through market makers.

MainSource Financial Group, Inc. is a community bank financial services holding company with current assets of $1.7 billion. Through three current banking subsidiaries, MainSource Bank (Greensburg, Indiana), Peoples Trust Company (Linton, Indiana) and MainSource Bank of Illinois (Kankatee, Illinois), it operates 55 offices in 23 Indiana Counties and six offices in three Illinois counties. Also, MainSource has non-banking


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subsidiaries that provide insurance, title, and mortgage services. Shares of
MainSource Financial Group are traded on the NASDAQ stock exchange.

MainSource will be filing a Registration Statement on Form S-4 concerning the merger with the Securities and Exchange Commission ("SEC"), which will include the proxy statement that will be mailed to Peoples' shareholders. Peoples urges shareholders to read these documents because they contain important information. Shareholders will be able to obtain the documents free of charge, when filed at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by MainSource will be available free of charge from the Secretary of MainSource at 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240, telephone (812)663-0157. Documents filed with the SEC by Peoples Ohio will be available free of charge from the Secretary of Peoples at 635 South Market Street, Troy, Ohio, telephone
(937)339-5000. Peoples shareholders should read the proxy statement carefully before making a decision concerning the merger. Copies of all recent proxy statements and annual reports are also available free of charge from the respective companies by contacting the company secretary.